NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Yvonne “Rie” Atkinson
410-768-8857 (office)
ratkinson@bogb.net

Glen Burnie Bancorp Announces 2011 4Q and Year End Earnings

GLEN BURNIE, MD (February 9, 2012) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie®, today reported fourth quarter and year end earnings for 2010.

For the quarter ended December 31, 2011, the company realized net earnings of $756,000 or $0.28 per basic and diluted earnings per share as compared to net earnings of $655,000 or $0.24 basic and diluted earnings per share for the same period in 2010. Net interest income after provisions for credit losses for the fourth quarter of 2011 was $2,984,000 compared to $3,394,000 for the same three-month period in 2010.

Net income for the year ended December 31, 2011 was $2,993,093 or $1.10 per basic and diluted earnings per share as compared to net income of $2,064,785 or $0.76 per basic and diluted earnings per share in 2010. Net interest income after provisions for credit losses for the year ended December 31, 2011 was $12,786,385 as compared to $11,830,012 in 2010. Assets as of December 31, 2011 were $365,260,263 as compared to $347,067,276 as of December 31, 2010.

2011 Performance Highlights:

•	44.96% increase in net income
•	8.08% increase in net interest income after provisions for credit losses
•	18.52% increase in stockholder’s equity

Michael G. Livingston, President and Chief Executive Officer, stated “We are pleased to announce our results for the quarter and year end.” Mr. Livingston added “The effort put forth by our team of employees yielded positive results, which included increased stockholder’s equity.”

Glen Burnie Bancorp declared four regular dividends in 2011, totaling forty cents ($0.40) per common share.

The Bank of Glen Burnie has been recommended by BAUER FINANCIAL Reports, Inc., the nation’s leading independent bank research firm, as Excellent or Superior rated for the past 45 consecutive quarters. This distinction denotes the highest levels of strength, safety and performance measured by Bauer and is based on factors such as capitalization, liquidity, loan delinquency rate and historical performance.

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie®, currently maintains consolidated assets totaling more than $361 million. Founded in 1949, The Bank of Glen Burnie® is a community bank with eight branch offices serving Anne Arundel County. www.thebankofglenburnie.com

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Glen Burnie Bancorp and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands)

	(unaudited) December	(audited) December
	31, 2011	31, 2010
Assets

Cash and due from banks	$6,877	$6,492
Interest bearing deposits	2,423	1,568
Federal funds sold	654	940
Investment securities	102,867	87,268
Common Stock in the Glen Burnie Statutory Trust I	-	-
Loans, net of allowance	232,734	229,851
Premises and equipment at cost, net of accumulated depreciation	4,108	4,124
Other real estate owned	1,111	215
Other assets	14,486	16,609
Total assets	$365,260	$347,067

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$311,945	$294,445
Short-term borrowings	255	4,274
Long-term borrowings	20,000	20,000
Junior subordinated debentures owed to unconsolidated subsidiary trust	-	-
Other liabilities	1,849	2,015
Total liabilities	334,049	320,734

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares; issued and outstanding December 31, 2011 2,717,909; December 31, 2010 2,702,091 shares	2,718	2,702
Surplus	9,438	9,335
Retained earnings	17,209	15,301
Accumulated other comprehensive loss, net of tax benefits	1,846	(1,005)

Total stockholders' equity	31,211	26,333

Total liabilities and stockholders' equity	$365,260	$347,067

Glen Burnie Bancorp and Subsidiaries

Condensed Consolidated Statements of Income

(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)	(audited)	(unaudited)	(audited)
	2011	2010	2011	2010

Interest income on
Loans, including fees	$3,410	$3,555	$13,898	$14,646
U.S. Government agency securities	328	421	1,488	1,916
State and municipal securities	415	378	1,606	1,401
Other	21	33	140	216
Total interest income	4,174	4,387	17,132	18,179

Interest expense on
Deposits	740	830	3,038	3,697
Junior subordinated debentures	0	0	0	648
Long-term borrowings	162	162	641	953
Short-term borrowings	0	1	4	1
Total interest expense	902	993	3,683	5,299

Net interest income	3,272	3,394	13,449	12,880

Provision for credit losses	288	0	663	1,050

Net interest income after provision for credit losses	2,984	3,394	12,786	11,830

Other income
Service charges on deposit accounts	158	168	627	648
Other fees and commissions	231	251	862	869
Other non-interest income	(22)	(135)	(47)	(45)
Income on life insurance	60	50	240	251
Gains on investment securities	62	(1)	408	175
Total other income	489	333	2,090	1,898

Other expenses
Salaries and employee benefits	1,639	1,672	6,575	6,681
Impairment of securities	0	196	22	262
Occupancy	207	203	847	830
Other expenses	796	775	3,672	3,405
Total other expenses	2,642	2,846	11,116	11,178

(Loss) income before income taxes	831	881	3,760	2,550

Income tax benefit	75	226	767	485

Net (loss) income	$756	$655	$2,993	$2,065

Net (loss) income per share of common stock	$0.28	$0.24	$1.10	$0.77

Weighted-average shares of common stock outstanding	2,717,906	2,697,619	2,710,455	2,690,218